                                                                       EXHIBIT 2



                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment"), dated as of May 14, 1999 is entered into and effectuated by Administaff, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), pursuant to Section 27 of the Rights Agreement, dated as of February 4, 1998 (the "Rights Agreement"), between the Company and the Rights Agent, at the Company's direction. Capitalized terms used but not defined herein are used as defined in the Rights Agreement.

                                    RECITALS:

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights; and

         WHEREAS, on May 7, 1999 the Company received a copy of a Schedule 13D filed by the "Gerhard Partners" (defined below) indicating that such group beneficially owned approximately 20.5% of the outstanding shares of the Company's common stock; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best of the Company to amend the definition of "Exempt Person" in the Rights Agreement to include, subject to certain limitations, the "Gerhard Stockholders" (defined below); and

         WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has delivered a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. The definition of "Exempt Person" contained in Section 1 (p) of the Rights Agreement is hereby amended, effective as of the date first set forth above, by deleting such provision in its entirety and substituting the following in place thereof;

         "Exempt Person" shall mean:

                   (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company's;

                  (ii) Paul J. Sarvadi, his spouse, lineal descendants, heirs, executors or other legal representatives and any trusts or limited partnerships established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (collectively, the "Sarvadi Stockholders"), provided that the Sarvadi Stockholders shall cease to be an Exempt Person if the Beneficial Ownership of the Sarvadi Stockholders exceeds 17% (the "Sarvadi Threshold");

                  (iii) American Express Travel Related Services Company ("AXTRSC"), its Affiliates and Associates (provided that, for purposes of this sub-clause (iii) only, the terms Affiliate and Associate as used with respect to AXTRSC shall not include non-employee directors of AXTRSC or its affiliates that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent such non-employee directors are acting for their own account or for the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by them) (collectively, the "AMEX Stockholders"), provided that the AMEX Stockholders shall cease to be an Exempt Person if the shares of which the AMEX Stockholders are the Beneficial Owner exceed 19.9% of the Common Stock determined on a Fully Diluted Basis at the time of calculation (the "AMEX Threshold"), provided, however, that (A) if during the term of this Agreement the AMEX Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the AMEX Stockholders are a Beneficial Owner, and, after giving effect to (and solely as a result of) such sale(s), transfer(s) or disposition(s), the AMEX Stockholders beneficially own less than 15.8% of the Common Stock on a Fully Diluted Basis, the AMEX Threshold shall be reduced to that percentage of the Common Stock of which the AMEX Stockholders are a Beneficial Owner, determined on a Fully Diluted Basis immediately after giving effect to such sale, transfer or other disposition (assuming for purposes of such calculation that after giving effect to the closing of the Securities Purchase Agreement, dated as of January 27, 1998 ("AMEX Investment Agreement"), among the Company, its subsidiaries and AXTRSC, the AMEX Stockholders were the Beneficial Owner of 19.9% of the Common Stock determined on a Fully Diluted Basis), and (B) if the AMEX Threshold is reduced during the term of this Agreement to 15% or less, then the AMEX Threshold shall be 15%; and

                  (iv) Lang H. Gerhard, West Highland Capital, Inc., Estero Partners, LLC, West Highland Partners, L.P. and Buttonwood Partners, L.P. (collectively, the "Gerhard Stockholders"), provided that the Gerhard Stockholders shall cease to be an Exempt Person if the shares of which the Gerhard Stockholders are the Beneficial Owner exceed the lesser of (i) 2,929,800 shares of common stock and (ii) 20.5% of the Common Stock outstanding at the time of calculation (the "Gerhard Threshold"); provided, however, that (A) if during the term of this Agreement the Gerhard Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the Gerhard Stockholders are a Beneficial Owner, the Gerhard Threshold shall be reduced to that percentage of the Common Stock of which the the Gerhard Stockholders are a Beneficial Owner, determined immediately after giving effect to such sale, transfer or other disposition, and (B) if the Gerhard Threshold is reduced during the term of this Agreement to 15% or less, or if the Gerhard Stockholders modify their Schedule 13D to indicate an intent to effect a change in control of the Company, then the Gerhard Stockholders shall no longer constitute an Exempt Person.

         Notwithstanding the foregoing, no Person shall cease to be an Exempt Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person. As used in clause (iii) of this definition, the term "Fully Diluted Basis" means the sum, without duplication, of (i) all shares of Common Stock then outstanding (as such term is used in the definition of Beneficial Ownership in Section 1(d) hereof), (ii) shares of Common Stock issuable upon the exercise of all outstanding warrants, options and other rights to acquire Common Stock, directly or indirectly, and (iii) Common Stock issuable upon conversion of all securities convertible, directly or indirectly, into Common Stock.

2. The Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended, effective as of the date first set forth above, by revising the Summary of Rights to Purchase Preferred Stock as included in Exhibit C to read in its entirety as set forth in the Amended Summary of Rights to Purchase Preferred Stock included as Annex I hereto.

3. Except to the extent amended by this Amendment, the Rights Agreement shall continue in full force and effect.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                       ADMINISTAFF, INC.


                                       By: /s/ PAUL J. SARVADI
                                          -------------------------------------
                                          Paul J. Sarvadi
                                          President and Chief Executive Officer


                                       HARRIS TRUST AND SAVINGS BANK
                                       as Rights Agent


                                       By: /s/ LORRAINE RODEWALD
                                          -------------------------------------
                                          Lorraine Rodewald
                                          Vice President


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                                                                         ANNEX I


                                    EXHIBIT C

                      AMENDED SUMMARY OF RIGHTS TO PURCHASE
                                 PREFERRED STOCK

         On January 20, 1998, the Board of Directors of Administaff, Inc. (the "Company") declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share ("Common Stock"), of the Company. The distribution is payable on February 9, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder thereof to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") at a price of $125, subject to adjustment. The following is a summary of the Rights; the full description and terms of the Rights are set forth in a Stockholder Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

         Copies of the Rights Agreement and the Certificate of Designation are available free of charge from the Company. This summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement and the Certificate of Designation, including the definitions therein of certain terms, which Rights Agreement and Certificate of Designation are incorporated herein by reference.

         Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Company Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following the date of public announcement that a person or group of persons has become an Acquiring Person (as hereinafter defined) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time a person becomes an Acquiring Person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an Acquiring Person (the earlier of such dates being called the "Distribution Date").

         The term "Acquiring Person" means any person who or which, together with all of its affiliates and associates, shall be the beneficial owner of 15% or more of the outstanding Common Stock, but shall not include:

          (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company's;

         (ii) Paul J. Sarvadi, his spouse, lineal descendants, heirs, executors or other legal representatives and any trusts or limited partnerships established for the benefit of the foregoing, or



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any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (collectively, the "Sarvadi Stockholders"), provided that the Sarvadi Stockholders shall cease to be an Exempt Person if the Beneficial Ownership of the Sarvadi Stockholders exceeds 17% (the "Sarvadi Threshold");

         (iii) American Express Travel Related Services Company ("AXTRSC"), its Affiliates and Associates (provided that, for purposes of this sub-clause (iii) only, the terms Affiliate and Associate as used with respect to AXTRSC shall not include non-employee directors of AXTRSC or its affiliates that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent such non-employee directors are acting for their own account or for the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by them) (collectively, the "AMEX Stockholders"), provided that the AMEX Stockholders shall cease to be an Exempt Person if the shares of which the AMEX Stockholders are the Beneficial Owner exceed 19.9% of the Common Stock determined on a Fully Diluted Basis at the time of calculation (the "AMEX Threshold"), provided, however, that (A) if during the term of the Rights Agreement the AMEX Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the AMEX Stockholders are a Beneficial Owner, and, after giving effect to (and solely as a result of) such sale(s), transfer(s) or disposition(s), the AMEX Stockholders beneficially own less than 15.8% of the Common Stock on a Fully Diluted Basis, the AMEX Threshold shall be reduced to that percentage of the Common Stock of which the AMEX Stockholders are a Beneficial Owner, determined on a Fully Diluted Basis immediately after giving effect to such sale, transfer or other disposition (assuming for purposes of such calculation that after giving effect to the closing of the Securities Purchase Agreement, dated as of January 27, 1998 ("AMEX Investment Agreement"), among the Company, its subsidiaries and AXTRSC, the AMEX Stockholders were the Beneficial Owner of 19.9% of the Common Stock determined on a Fully Diluted Basis), and (B) if the AMEX Threshold is reduced during the term of this Agreement to 15% or less, then the AMEX Threshold shall be 15%; and

         (iv) Lang H. Gerhard, West Highland Capital, Inc., Estero Partners, LLC, West Highland Partners, L.P. and Buttonwood Partners, L.P. (collectively, the "Gerhard Stockholders"), provided that the Gerhard Stockholders shall cease to be an Exempt Person if the shares of which the Gerhard Stockholders are the Beneficial Owner exceed the lesser of (i) 2,929,800 shares of common stock and
(ii) 20.5% of the Common Stock outstanding at the time of calculation (the "Gerhard Threshold"); provided, however, that (A) if during the term of the Rights Agreement the Gerhard Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the Gerhard Stockholders are a Beneficial Owner, the Gerhard Threshold shall be reduced to that percentage of the Common Stock of which the the Gerhard Stockholders are a Beneficial Owner, determined immediately after giving effect to such sale, transfer or other disposition, and
(B) if the Gerhard Threshold is reduced during the term of this Agreement to 15% or less, or if the Gerhard Stockholders modify their Schedule 13D to indicate an intent to effect a change in control of the Company, then the Gerhard Stockholders shall no longer constitute an Exempt Person.

           Notwithstanding the foregoing, no Person shall cease to be an Exempt Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on February 9, 2008 (the "Expiration Date").

         The Purchase Price payable, and the number of one-hundredths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to in (ii) above).

         The number of outstanding Rights and the number of one-hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in the Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

         In the event that following a Stock Acquisition Date (the date of public announcement that an Acquiring Person has become such) the Company is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right (the "Flip-Over Right").

         In the event that an Acquiring Person becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock, proper provision shall be made so that each holder of a Right (other than the Acquiring Person and its affiliates and associates) will thereafter have the right to receive upon exercise that number of shares of Common Stock (or, under certain circumstances, cash, other equity securities or property of the Company) having a market value equal to two times the Purchase Price of the Rights (the "Flip-In Right"). Upon the occurrence of the foregoing event giving rise to the exercisability of the Rights, any Rights that are or were at any time owned by an Acquiring Person shall become void.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. Upon exercise of the Rights, no fractional shares of Preferred Stock will be issued other than fractions which are integral multiples of one-hundredth of a share of Preferred Stock; cash will be paid in lieu of fractional shares of Preferred Stock that are not integral multiples of one-hundredth of a share of Preferred Stock.

         At any time prior to the earlier to occur of (i) 5:00 p.m., Houston, Texas time on the 10th day after the Stock Acquisition Date or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"); provided, that (i) if the Board of Directors authorizes redemption on or after the time a person becomes an Acquiring Person, then such authorization must be by Board Approval (as hereinafter defined) and (ii) the period for redemption may, upon Board Approval, be extended by amending the Rights Agreement. The term "Board Approval" means the approval of a majority of the directors of the Company. Immediately upon any redemption of the Rights described in this paragraph, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights at any time and from time to time provided that such amendment does not adversely affect the interests of the holders of the Rights. In addition, during any time that the Rights are subject to redemption, the terms of the Rights may be amended by Board Approval, including an amendment that adversely affects the interests of the holders of the Rights, without the consent of the holders of Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other consideration).

DESCRIPTION OF PREFERRED STOCK

         Each one-hundredth of a share of the Preferred Stock ("Preferred Share Fraction") that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.

         Each Preferred Share Fraction will have a minimum preferential quarterly dividend rate of $0.01 per Preferred Share Fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the Company Common Stock.

         In the event of liquidation, the holder of a Preferred Share Fraction will receive a preferred liquidation payment equal to the greater of $0.01 per Preferred Share Fraction or the per share amount paid in respect of a share of Company Common Stock.

         Each Preferred Share Fraction will have one vote, voting together with the Company Common Stock. The holders of Preferred Share Fractions, voting as a separate class, shall be entitled to elect two directors if dividends on the Preferred Stock are in arrears for six fiscal quarters.

         In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each Preferred Share Fraction will be entitled to receive the per share amount paid in respect of each share of Company Common Stock.

         The rights of holders of the Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

         Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Preferred Share Fraction that may be acquired upon the exercise of each Right should approximate the economic value of one share of the Company's Common Stock.